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                                 March 14, 1997


Via Facsimile and EDGAR
------------------------


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549-1004




    Re:   8&8, Inc.
          Registration Statement on Form 8-A
          ----------------------------------



Ladies and Gentlemen:

     On behalf of 8&8, Inc. (the "Company"), we hereby request that the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on January 31, 1997 be withdrawn immediately. Please direct any comments or suggestions regarding the withdrawal of this filing to Jack Sheridan, Jeff Herbst or the undersigned by mail at the above address or by telephone at (415) 493-9300.

                                   Very truly yours,

                                   WILSON SONSINI GOODRICH & ROSATI
                                   Professional Corporation



                                   /s/ Brett Byers
                                   -----------------------------------
                                   Brett Byers




cc: Susann Reilly, Securities and Exchange Commission, Mail Stop 3-5
    Jeffrey W. Preusse, National Association of Securities Dealers Sandra L. Abbott
    Jack Sheridan
    Jeff Herbst
    Caine Moss
    Renee Whitaker Unti